                                                                      EXHIBIT 12

                         FOREST CITY ENTERPRISES, INC.

                STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                              SIX MONTHS       SIX MONTHS                   FISCAL YEAR ENDED JANUARY 31,
                                 ENDED            ENDED        --------------------------------------------------------
                             JULY 31, 1997    JULY 31, 1996      1997        1996        1995        1994        1993
                             -------------    -------------    --------    --------    --------    --------    --------
Earnings:
  Earnings (loss) from
    continuing operations
    before income taxes and
    extraordinary gain.....    $ (13,128)        $ 4,530       $ 22,122    $ 17,562    $(24,497)   $  6,536    $ 23,151
  Adjustments to earnings
    (loss):
    Interest incurred, net
      of capitalized
      interest.............       63,606          66,550        133,364     130,001     116,821     111,494     111,309
    Amortization of loan
      procurement costs
      (a)..................        2,667           4,818         11,901       6,873       7,141       8,896       5,769
    Previously capitalized
      interest amortized
      into earnings (b)....        1,838           1,817          3,674       3,580       3,439       3,655       3,528
    Change in undistributed
      earnings of entities
      accounted for under
      the equity method....           64             (19)           (38)      2,106         (76)      1,859        (446)
    Portion of rents
      representative of
      interest factor
      (c)..................        1,385           1,344          2,589       1,692       1,436       3,166       3,555
    Equity method losses
      where debt
      obligations are not
      guaranteed...........        1,221              50            101         201          79          27          35
                               ---------         -------       --------    --------    --------    --------    --------
Earnings, as adjusted......    $  57,653         $79,090       $173,713    $162,015    $104,343    $135,633    $146,901
                               =========         =======       ========    ========    ========    ========    ========

Fixed charges:
    Interest expensed......    $  63,606         $66,550       $133,364    $130,001    $116,821    $111,494    $111,309
    Interest capitalized...        7,267           4,940          8,025       9,362       7,049       6,332      15,446
    Amortization of loan
      procurement costs
      (a)..................        2,667           4,818         11,901       6,873       7,141       8,896       5,769
    Portion of rents
      representative of
      interest factor
      (c)..................        1,385           1,344          2,589       1,692       1,436       3,166       3,555
                               ---------         -------       --------    --------    --------    --------    --------
Total fixed charges (d)....    $  74,925         $77,652       $155,879    $147,928    $132,447    $129,888    $136,079
                               =========         =======       ========    ========    ========    ========    ========
Ratio of earnings to fixed
  charges (e)..............           --            1.02           1.11        1.10          --        1.04        1.08
                               =========         =======       ========    ========    ========    ========    ========

(a) A portion of loan procurement cost amortization was estimated based on costs capitalized to date, the Company's amortization policy and historical nonrecourse debt balances.

(b) Previously capitalized interest amortized into earnings was estimated by analyzing interest costs capitalized since January 31, 1974 and the Company's depreciation policy.

(c) Portion of rents representative of interest factor was estimated by applying an estimated interest percentage to actual rent expense.

(d) Total fixed charges exceeded the Company's adjusted earnings by $17 million and $28 million for the six months ended July 31, 1997 and the fiscal year ended January 31, 1995, respectively. For the six months ended July 31, 1997, earnings, as adjusted, includes income of $15 million from a lawsuit settlement related to Toscana, a 563-unit apartment complex, and a $39 million loss related to sales of Toscana ($36 million) and a partnership interest ($3 million), but does not include an extraordinary gain of $18 million related to the sale of Toscana. For the year ended January 31, 1995, earnings, as adjusted, includes a loss of $31 million related to the sale of Park LaBrea Towers, but does not include an extraordinary gain of $60 million, also related to the sale of Park LaBrea Towers.

(e) The Company has sources of funds other than earnings from operations, principally from depreciation and amortization, that are available to cover fixed charges.